Exhibit 16.1

GRANT THORNTON LLP 201 S. College Street Suite 2500 Charlotte, NC 28244 D +1 704 632 3500 F +1 704 334 7701	January 29, 2020

U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549

Re: Nuveen Churchill BDC Inc.
File No. 000-56133

Dear Sir or Madam:

We have read Item 14 of Form 10 of Nuveen Churchill BDC Inc. dated January 29, 2020, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.